EXHIBIT 32

CERTIFICATIONS PURSUANT TO 18 UNITED STATES CODE §1350

        Each of the undersigned hereby certifies that to his knowledge the quarterly report on Form 10-Q for the fiscal period ended September 30, 2003 of The Allstate Corporation filed with the Securities and Exchange Commission fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the financial condition and result of operations of The Allstate Corporation.

November 14, 2003	/s/ EDWARD M. LIDDY Edward M. Liddy Chairman of the Board, President and Chief Executive Officer
/s/ DANNY L. HALE Danny L. Hale Vice President and Chief Financial Officer

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